EXHIBIT 99.1

Renovaro Biosciences and AI Health Company GEDi Cube Sign Definitive Agreement to Combine

The combined company aims to accelerate precision, personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better targeted treatments, and drug discovery

-AI technology products projected to be in marketplace in 2024

-Phase 1/2 human studies of pancreatic cancer and other solid tumors with poor longevity projected to begin second half of 2024

LOS ANGELES – Sept. 29, 2023 - Renovaro Biosciences Inc. (NASDAQ: RENB) (Renovaro), an advanced, preclinical biotechnology firm in cell, gene and immunotherapy has signed a definitive agreement to combine with GEDi Cube Intl Ltd., (GEDi Cube) an AI medical technology company, in which GEDi Cube will become a wholly-owned subsidiary of Renovaro in a stock-for-stock acquisition (the “Transaction”).

If completed, the Transaction will result in a combined company that will offer advanced early diagnosis and early identification of recurring cancer as well as potential therapies for several critical diseases such as pancreatic cancer and other solid tumors with poor life expectancy. It is expected that the combined company will have a unique advantage: Renovaro Biosciences’ pre-clinical and clinical trial data could be utilized to accelerate GEDi Cube’s AI capabilities that, in turn, could potentially help to accelerate Renovaro’s development of potential new therapies. AI will be used to advance the fields of diagnosis and treatment with the aim of redefining the future of medicine.

“We believe GEDi Cube’s AI technology will enhance and accelerate the development of treatments we are currently pursuing as well as power the discovery of new therapeutic approaches for cancer and other diseases,” said Dr. Mark Dybul, CEO of Renovaro Biosciences. “The combined company will have independent operating divisions that will allow each technology to move as quickly as possible to commercialization while the collaboration between divisions will aim to drive new advances in both AI and medicine.”

“I believe this is a unique opportunity to leverage the capabilities of our two companies, allowing us to accelerate our product development roadmap and our potential to improve diagnostics and treatments for many cancers,” said Craig Rhodes, CEO of GEDi Cube. “We expect to begin offering commercial diagnostic products in 2024 that, in our view, will be comparable or superior to what is currently in the marketplace. We are looking forward to this exciting new venture.”

GEDi Cube has been developing its innovative technologies over the last decade and has already validated early diagnosis of lung cancer in humans at a leading university hospital. The company has also validated technology to target 12 additional cancers, including pancreatic and breast cancer.

Renovaro Biosciences has developed advanced cell, gene and immunotherapy techniques designed to reignite the body’s natural tumor-fighting capabilities. The company expects to begin human Phase 1/2 clinical trials of its leading candidate for pancreatic cancer and other solid tumors with poor life expectancy by the second half of 2024.

About the Transaction

The Transaction is structured as a stock-for-stock acquisition whereby all of GEDi Cube’s outstanding equity interests will be exchanged for shares of Renovaro common stock. Following the closing of the Transaction, GEDi Cube equity holders are expected to own approximately 50% of the combined company, subject to certain adjustments provided for in the definitive agreement. The agreement was executed by a supermajority controlling interest of 78 percent of GEDi Cube shareholders; it is expected the remaining 22 percent will be included in the agreement prior to closing.

The boards of directors of both companies have unanimously approved the definitive agreement. The Transaction is expected to close late in the fourth quarter of 2023 or early 2024, subject to satisfying certain closing conditions, including the receipt of stockholder approval by Renovaro stockholders of the issuance of the shares of Renovaro common stock in the Transaction and an amendment to its certificate of incorporation to increase the number of authorized shares of common stock of Renovaro.

Important Additional Information and Where to Find It

In connection with the proposed Transaction, Renovaro intends to file a proxy statement (the “proxy statement”), and will file other documents regarding the proposed Transaction with the SEC. INVESTORS AND SECURITYHOLDERS OF RENOVARO ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY RENOVARO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENOVARO, GEDI CUBE AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Once complete, a definitive proxy statement will be mailed to stockholders of Renovaro. Investors will be able to obtain free copies of the proxy statement, as may be amended from time to time, and other relevant documents filed by Renovaro with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Renovaro, including the proxy statement (when it becomes available), will be available free of charge from Renovaro’s website at www.renovarobio.com under the “Financials” tab.

Participants in the Solicitation

Renovaro and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Renovaro in connection with the proposed Transaction. Information about Renovaro’s directors and executive officers is set forth in Renovaro’s definitive proxy statement for the 2023 annual meeting of stockholders filed with the SEC on May 16, 2023, and the proxy statement (when it becomes available). Other information regarding the interests of such individuals, as well as information regarding other persons who may be deemed participants in the proposed Transaction, will be set forth in the proxy statement and other relevant materials to be filed with the SEC when they become available. Stockholders of Renovaro, potential investors, and other readers should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval with respect to the proposed Transaction or otherwise. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or otherwise in accordance with applicable law.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Renovaro or GEDi Cube expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed Transaction, the expected closing of the proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance. Information adjusted for the proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Renovaro may not approve the issuance of new shares of Renovaro common stock in the proposed Transaction or that shareholders of Renovaro may not approve the proposed Transaction; the risk that a condition to closing of the proposed Transaction may not be satisfied, that either party may terminate the Transaction Agreement or that the closing of the proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the stock purchase agreement relating to the proposed Transaction; the risk that changes in Renovaro’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of Renovaro to retain its Nasdaq listing; the ability of GEDi Cube to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on GEDi Cube’s operating results and business generally; the risk the proposed Transaction could distract management from ongoing business operations or cause Renovaro and/or GEDi Cube to incur substantial costs; the risk that GEDi Cube may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Renovaro’s or GEDi Cube’s control, including those detailed in Renovaro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Renovaro’s website at www.renovarobio.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Renovaro and GEDi Cube believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Renovaro nor GEDi Cube undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

About the Companies

GEDi Cube, Intl LTD is pioneering a multi-modal approach for the early detection of cancer and its recurrence involving blood biopsies, imaging, and multiomic analysis. The company has a strategic partnership with NVIDIA, the leader in semiconductors for AI. For more information on GEDi Cube Intl LTD, go to their website at www.gedicube.com

Renovaro Biosciences Inc. has developed advanced cell, gene and immunotherapy platforms designed to renew the body’s natural tumor-fighting capabilities against cancer and infectious diseases. For more information on Renovaro Biosciences Inc., go to its website at www.renovarobio.com.

Contact: ir@renovarobio.com

Source: Renovaro Biosciences Inc.